UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 12, 2011

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 12, 2011, Edwin A. Bescherer, Jr. notified Auxilium Pharmaceuticals, Inc. (the “Company”) that he does not wish to stand for re-election as a director of the Company at its upcoming annual meeting of stockholders, scheduled for June 16, 2011 (the “Annual Meeting”). Mr. Bescherer’s decision not to stand for reelection is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Bescherer has served as a director of the Company since April 2004 and also served as a director from February 2000 to October 2003. Mr. Bescherer is also a member of the Company’s Audit and Compliance and Nominating and Corporate Governance Committees. Mr. Bescherer will continue to serve as a director and a member of each of the Audit and Compliance and Nominating and Corporate Governance Committees until his current term expires on the date of the Annual Meeting.

On April 13, 2011, Philippe O. Chambon, M.D., Ph.D. notified the Company that he does not wish to stand for re-election as a director of the Company at the Annual Meeting. Dr. Chambon’s decision not to stand for reelection is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Dr. Chambon has served as a director of the Company since October 2003 and is also a member of the Company’s Compensation Committee and Chairman of the Nominating and Corporate Governance Committee. Dr. Chambon will continue to serve as a director and a member of the Compensation Committee and Chairman of the Nominating and Corporate Governance Committee until his current term expires on the date of the Annual Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: April 14, 2011	By:	/s/ James E. Fickenscher
James E. Fickenscher
Chief Financial Officer